Exhibit 10.1
          ELEVENTH AMENDMENT (this “Eleventh Amendment”), dated as of February 1, 2008, to the REVOLVING CREDIT AGREEMENT dated as of January 25, 1994 (as amended and modified prior to the date hereof, the “Credit Agreement”) between THE TALBOTS, INC. (the “Borrower”) and SUMITOMO MITSUI BANKING CORPORATION (as successor to The Sakura Bank, Limited, New York Branch) (the “Bank”).
WITNESSETH:
          WHEREAS, pursuant to Section 14(j)(i) of the Credit Agreement, the Borrower has requested that the Bank extend the Revolving Credit Period for one additional year, so that such period would expire on January 28, 2010; and
          WHEREAS, the Borrower has requested that the Bank amend the Agreement by adding certain financial covenants; and
          WHEREAS, the Bank is willing to grant such extension and add such financial covenants, conditioned on the Borrower’s agreement to amend the Credit Agreement provided herein;
          NOW, THEREFORE, in consideration of the premises, covenants and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
     Unless otherwise indicated, capitalized terms used herein and defined in the Credit Agreement shall have the respective meanings ascribed thereto in the Credit Agreement.
ARTICLE II
EXTENSION OF REVOLVING CREDIT PERIOD
     The Bank hereby notifies the Borrower of its acceptance of the Borrower’s request to extend the expiration date of the Revolving Credit Period to January 28, 2010. In accordance with Section 14(j)(iii) of the Credit Agreement, the Revolving Credit Period is extended to such date.
ARTICLE III
AMENDMENTS
3.01.	Definitions. Section 1(a) of the Agreement shall be amended by adding the following defined terms in their appropriate alphabetical positions:
     “Capital Stock” shall mean (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, in each case including any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

     “Capitalized Lease Obligations” shall mean obligations for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Consolidated EBITDA” shall mean, with respect to any Person for any period, (i) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus without duplication, (ii) the sum of the following amounts of such Person and its Subsidiaries for such period and to the extent deducted in determining Consolidated Net Income of such Person for such period: (A) Consolidated Net Interest Expense, (B) income tax expense, (C) depreciation expense, (D) amortization expense, (E) any extraordinary, unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net-Income for such period, non-cash losses on sales of assets not in the ordinary course of business), excluding any such non-cash charges to the extent that it represents an accrual or reserve for potential cash charges in any future period and (F) any other non-cash charges in excess of $500,000.00, reducing Consolidated Net Income (excluding any such non-cash charges to the extent that it represents an accrual or reserve for potential cash charges in any future period).
     “Consolidated EBITDAR” shall mean, with respect to any Person for any period, the Consolidated EBITDA of such Person and its Subsidiaries for such period; plus all amounts paid or payable by such Person and its Subsidiaries on Operating Lease Obligations for such period as reflected in such Person’s financial statements.
     “Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP, but excluding from the determination of Consolidated Net Income (without duplication) (a) any extraordinary gains or losses or gains or losses from Dispositions, (b) restructuring charges and (c) effects of discontinued operations.
     “Consolidated Net Interest Expense” shall mean, with respect to any Person for any period, gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person), less (i) the sum of interest income for such period, plus (ii) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.
     “Consolidated Net Worth” shall mean, with respect to any Person at any time, the sum of the following accounts (or their equivalents) set forth on a consolidated balance sheet of such Person and its Subsidiaries prepared in accordance with GAAP: the par or stated value of all outstanding Capital Stock, capital surplus and retained earnings (or less accumulated deficits).
     “Disposition” shall mean any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person, excluding any sales of Inventory in the ordinary course of business on ordinary business terms.
     “Fixed Charge Coverage Ratio” shall mean, with respect to any Person for any period, the ratio of (i) Consolidated EBITDAR of such Person and its Subsidiaries for such period to (ii) the sum of (A) Consolidated Net Interest Expense of such Person and its Subsidiaries for such period, plus (B) all amounts paid or payable by such Person and its Subsidiaries on Operating Lease Obligations having a scheduled due date during such period as reflected in such Person’s financial statements.
     “GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that (1) for the purpose of the financial covenants in Section 10 and the definitions used therein, “GAAP” shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the financial statements and (ii) to the extent “GAAP” is not applied on a consistent basis the Borrower shall deliver to the Bank a certificate setting forth the items not consistently applied and the reasons therefor and certifying that such inconsistencies nonetheless conform with GAAP, provided, further, that if any change in GAAP that affects in any respect the calculation of any financial covenant contained in Section 10 occurs after the date of this Agreement, the Bank and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Bank and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the financial covenants in Section 10 shall be calculated as if no such change in GAAP has occurred.
     “Guaranty” shall mean the guaranty made by The Talbots Group, Limited Partnership, a Massachusetts limited partnership, and each other entity that becomes a party thereto, in favor of the Bank in support of the Borrower’s indebtedness under the Agreement, including any amendments thereto and replacements thereof.
     “Hedging Agreements” shall mean any interest rate, commodity or equity swap, cap, floor or forward rate agreement or collar arrangements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements or arrangements designed to protect against fluctuations in interest rates or currency, commodity or equity values, and any confirmation executed in connection with any such agreement or arrangement.
     “Indebtedness” shall mean with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person for the deferred purchase price of assets or services acquired by such Person which, in accordance with GAAP, would be shown on the liability side of the balance sheet of such Person, (iii) all obligations of such Person under or evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made, (iv) all obligations and liabilities, contingent or otherwise, of such Person in respect of letters of credit, acceptances and similar facilities, including, without duplication, all drafts drawn thereunder, (v) all obligations of the kind referred to in clauses (i) through (iv) and (vi) through (viii) of this definition secured by any lien on any property owned by such Person whether or not owing by such Person and even though such Person has not assumed or become liable for payment thereof, (vi) all Capitalized Lease Obligations of such Person, (vii) all obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder are limited to repossession or sale of such property, or agreements to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (viii) solely for purposes of Section 11(a)(iii), contingent obligations of such Person under ‘any Hedging Agreements, as calculated in accordance with. accepted practice, (ix) all obligations referred to in clauses (i) through (viii) of this definition of another Person (a) guaranteed directly or indirectly in any manner by such Person or (b) secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien upon or in any property owned by such Person; provided, however, that the term Indebtedness shall not include (y) trade payables (including trade letters of credit issued for the account of such Person in the ordinary course of its business, but excluding drafts drawn thereunder or any reimbursement obligations in respect thereof) or accrued expenses, in each case arising in the ordinary course of business and not more than 60 days delinquent or (z) gift cards and other customer liabilities arising in the ordinary course of business of such Person. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or joint venturer.
     “Leverage Ratio” shall mean, on any date of determination, the ratio of (a) Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended on or prior to such date.

     “Operating Lease Obligations” shall mean all obligations for the payment of rent for any real or personal property under leases or agreements to lease, other than Capitalized Lease Obligations.
     “Subsidiary” shall mean, as to any Person, any corporation or other entity of which Capital Stock or other ownership interests having (in the absence of contingencies) ordinary voting power to elect at least a majority of the board of directors (or persons performing similar functions) of such corporation or other entity which is, at the time of determination, owned directly, or indirectly through one or more intermediaries, by such Person.
     “Total Indebtedness” shall mean, as of any date, the aggregate principal amount of Indebtedness of the Borrower and its Subsidiaries outstanding as of such date, computed on a consolidated basis in accordance with GAAP. For avoidance of doubt “Total Indebtedness” shall exclude contingent obligations of the Borrower and its Subsidiaries, so long as under GAAP such obligations should be excluded.
3.02.	Covenants. Section 10 of the Agreement shall be amended by adding the following subsections in their appropriate alphabetical positions:
     (f) Leverage Ratio. The Borrower will not permit the Leverage Ratio of the Borrower and its Subsidiaries as of the last day of any period from the third fiscal quarter 2007 through fourth fiscal quarter 2008 to exceed 4.00 to 1; or from the first fiscal quarter 2009 through fourth fiscal quarter 2009 to exceed 3.50 to 1.
     (g) Net Worth. The Borrower will not permit Consolidated Net Worth of the Borrower and its Subsidiaries at any time to be less than $500,000,000.
     (h) Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio of the Borrower and its Subsidiaries as of the last day of any period from the third fiscal quarter 2007 through fourth fiscal quarter 2008 to be less than 1.25 to 1; or from the first fiscal quarter 2009 through the fourth fiscal quarter 2009 to be less than 1.40 to 1.
3.03. Events of Default. Section 11 of the Agreement shall be amended by:
(i)	adding “; or” to the end of subsection (viii); and

(ii)	adding the following subsection in its appropriate numerical position:
     (ix) any guarantee, letter of awareness or any other document issued in support of the obligations of the Borrower to the Bank, including the Guarantee, shall expire without renewal, be disclaimed or disavowed or, in the case of a guarantee, shall cease to be the valid, binding and enforceable obligation of the guarantor thereunder;

ARTICLE IV
MISCELLANEOUS
4.01. Effectiveness. Conditioned on the truth and accuracy of the representations made in Section 4.02 hereof, this Eleventh Amendment shall become effective as of the date hereof when the Bank shall have received:
(i)	a copy of this Eleventh Amendment executed by the parties hereto; and

(ii)	the Guarantee, as defined in the Agreement, as amended by this Eleventh Amendment, together with evidence satisfactory to the Bank of the due authorization, execution and delivery of the Guarantee.
4.02. Representations. The Borrower reaffirms the representations and warranties in the Agreement as made as of the date hereof and confirms that both before and after giving effect to this Eleventh Amendment there is and will be no Event of Default under the Agreement. The Borrower makes the representations and warranties in the Agreement with respect to its execution and delivery as to the execution and delivery of this Eleventh Amendment.
4.03. Expenses. The Borrower agrees to pay on demand all out-of-pocket costs and expenses incurred by the Bank in connection with the administration, modification and amendment of the Agreement, as amended by this Eleventh Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel to the Bank with respect thereto and with respect to advising the Bank as to its rights and responsibilities thereunder, and all costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement thereof (whether through negotiations, legal proceedings or otherwise).
4.04. Ratification. The Credit Agreement shall remain in full force and effect in its original form when this Eleventh Amendment shall become effective except as the Credit Agreement is specifically amended by the terms of this Eleventh Amendment.
4.05. Cross-references. Any reference to the Credit Agreement made in the Credit Agreement or any related document by either party hereto shall henceforth be to the Credit Agreement as amended by this Eleventh Amendment.
4.06. Execution in Counterparts. This Eleventh Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
4.07. Titles and Headings. The titles and headings of sections of this Eleventh Amendment are intended for convenience only and shall not in any way affect the meaning or construction of any provisions of this Eleventh Amendment.
4.08. Governing Law. This Eleventh Amendment shall be considered an agreement under the laws in effect in the State of New York and for all purposes shall be construed in accordance with such laws without giving effect to the conflict of laws provisions contained therein.

     IN WITNESS WHEREOF, the parties hereto have caused this Eleventh Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE TALBOTS, INC.
By:	/s/ Edward L. Larsen

	Name:	Edward L. Larsen
	Title:	Senior Vice President, Finance, Chief Financial Officer and Treasurer

SUMITOMO MITSUI BANKING CORPORATION
By:	/s/ Masahiko Ohara

Masahiko Ohara
Joint General Manager